Exhibit 11

                  Allegheny Ludlum Corporation
                Computation of Per Share Earnings
                (Dollars and Shares in Thousands
                    Except Per Share Amounts)



                                        Fiscal Quarter Ended
                                        --------------------
PRIMARY                            April 3, 1994  April 4, 1993
                                   -------------  --------------

Net Income                         $18,118           $18,272
                                    ------            ------
Weighted average number of
  common shares                     70,939            65,829
Per share of common stock:

Net Income                            $.26              $.28

FULLY DILUTED
- - -------------

  Net Income                       $18,118           $18,272
  Tax effected interest related
    to 5 - 7/8% convertible
    subordinated debentures            843               886
                                    ------            ------
Adjusted Net Income                $18,961           $19,158
                                    ------            ------
Weighted average number of common
   shares                           70,939            65,829
Weighted average number of
  convertible subordinated debenture
  common shares on an "if converted"
  basis                              4,938             4,938



Weighted average number of common
  shares related to employee stock
  plans (1)                            597               388
                                    ------            ------
                                    76,474            35,772

Net income per share of
  common stock                        $.25              $.27
                                    ======            ======

(1) Not used in primary calculation due to dilution being less than 3%.

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